Exhibit 99.1

Harrington West Financial Group, Inc. Announces the Resignation of Dr. Douglas T. Breeden, Director

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, announced today that Dr. Douglas T. Breeden had notified the Harrington West Financial Group, Inc. (HWFG) Board of Directors of his intention to resign from both the Los Padres Bank and HWFG Boards of Directors, effective immediately. Dr. Breeden indicated that the demands for his time as Executive Chairman of Community First Financial Group, Inc. and for his new research appointments at the University of Chicago and the London Business School would limit his availability for HWFG matters in the coming year. Dr. Breeden will be a Visiting Scholar at the University of Chicago in the Fall of 2008 and at the London Business School in the Spring of 2009. The Boards of HWFG and LPB have reluctantly accepted his resignation.

In commenting on the resignation of Dr. Douglas T. Breeden from the Board of HWFG, Craig J. Cerny, Chairman and CEO, stated “Doug's knowledge, expertise, and advice in banking and risk management will be greatly missed by the Company and the Board. However, we thoroughly understand the considerable demands on his time for his upcoming financial research initiatives and in his role as Executive Chairman of Community First Financial Group, Inc. Over the 23 years of our association, Doug has vigorously supported and assisted us with our banking related efforts, and we look forward to his continued support as a major shareholder in HWFG. We wish him much success in his new initiatives.”

Dr. Breeden is the Executive Chairman of Community First Financial Group, a privately held banking company with approximately $900 million in assets and three subsidiary banks, the William W. Priest Professor of Finance and former Dean of Duke University’s Fuqua School of Business, and the Co-founder and Chairman Emeritus of Smith Breeden Associates, Inc, a money management firm specializing in fixed income investments.

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $182.8 million in assets under management or custody.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644